Exhibit 3.1.0

CERTIFICATE OF INCORPORATION

OF

GRAFTECH HOLDINGS INC.

The undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware (the “Law”), hereby certifies that:

1. The name of this corporation is GrafTech Holdings Inc. (the “Corporation”).

2. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Law.

4. The total number of shares of common stock which the Corporation shall have the authority to issue is one thousand (1,000) shares, with a par value of $.01 per share, amounting in the aggregate to ten United States dollars (U.S. $10.00).

5. The name and mailing address of the sole incorporator is:

NAME	ADDRESS
M. Ridgway Barker	Kelley Drye & Warren LLP 400 Atlantic Street Stamford, CT 06901

6. The Corporation shall have perpetual existence.

7. In order to accomplish its purposes, the Corporation shall have and may exercise all of the powers conferred by the Law upon corporations formed thereunder. In furtherance and not in limitation of such powers, the board of directors is expressly authorized:

to make, alter or repeal the by-laws of the Corporation;

to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

when and as authorized by the stockholders in accordance with applicable statutes, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property (including shares of stock in, or other securities of, any other corporation or corporations), as the board of directors shall deem expedient and in the best interests of the Corporation.

Any vacancies on the board of directors resulting from an increase in the authorized number of directors, from death, resignation or removal of a director or from any other event can be filled by a majority vote of the directors then in office (even though they constitute less than a quorum). A director elected to fill such a vacancy shall hold office until the due election and qualification of his successor (which may be such director, if he is re-elected) at the annual meeting of stockholders next following his election (or, if earlier, his death, resignation or removal or the occurrence of such other event). No decrease in the authorized number of directors shall shorten the term of any incumbent director.

In connection with managing the business and affairs of the Corporation, including without limitation, determining whether and to the extent any action may be in the best interests of the Corporation or the stockholders, approving or disapproving any action or determining whether to make any recommendation and what recommendation to make to stockholders with respect to any matter, each director and the board of directors (and any committee of the board of directors) may consider: (i) the long-term and short-term interests of the employees, suppliers, creditors and customers of the Corporation and its subsidiaries, (ii) the long-term and short-term interests of the communities in which the Corporation and its subsidiaries conduct any business or other activities; and (iii) the long-term and short-term interests of the Corporation, its subsidiaries and the stockholders, including the possibility that such interest may be best served by the continued independence of the Corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

The number of directors constituting the whole board of directors shall be such number as may be fixed from time to time and at any time by the board of directors.

Cumulative voting is not permitted with respect to the election of directors.

Meetings of the stockholders may be held within or without the State of Delaware.

The books of the Corporation may be kept (subject to any provision contained in the applicable statutes) within or without the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

9. A director shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty of such director to the Corporation or the stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Law; and (iv) for any transaction from which such director derives an improper personal benefit. If the Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Law, as so amended. No repeal or modification to this Article shall adversely affect any right or protection afforded to a director prior to such repeal or modification.

I, being the sole incorporator named above, for the purpose of forming a corporation pursuant to the Law, do make this certificate, hereby declaring and certifying that this is my act and deed, and that the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of April, 2010.

/S/ M. RIDGWAY BARKER
M. Ridgway Barker

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